Exhibit 24(b)(8)(c)(2):  Amendment to Participation Agreement, dated as of April 20, 2015, by and among Voya Insurance and Annuity Company, Directed Services LLC, Deutsche Variable Series I, Deutsche Variable Series II, Deutsche Investments VIT Funds, DeAWM Distributors, Inc. and Deutsche Investment Management Americas Inc.

Amendment to Participation Agreement

This Amendment (“Amendment”) is to the Participation Agreement dated April 20, 2015 (the “Agreement”) by and among Voya Insurance and Annuity Corporation, an Iowa stock life insurance company (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A of the Agreement as may be amended from time to time, Directed Services, LLC (the “Company Distributor”), Deutsche Variable Series I, Deutsche Variable Series II and Deutsche Investments VIT Funds (each, a “Fund” and collectively, the “Funds”), each a Massachusetts business trust, DeAWM Distributors, Inc. (the “Underwriter”), a Delaware corporation, and Deutsche Investment Management Americas Inc. (the “Adviser”), a Delaware corporation.  All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, each of the parties hereto represents and warrants that it is duly authorized to enter into this Amendment and that, upon execution, this Amendment will be enforceable against it in accordance with its terms;

WHEREAS, the parties desire to amend the Agreement to add the Class B Shares offered by Deutsche Core Equity VIP (“Core Equity VIP”), a series of Deutsche Variable Series I, to the Agreement and to provide for the various services and payments set forth below in respect to Core Equity VIP;

WHEREAS, the Company wishes to perform the Record Keeping Services described in Article V of the Agreement in respect to Core Equity VIP and such other administrative services as the parties may agree to from time to time in respect to Core Equity VIP, subject to the conditions and limitations provided below, and in consideration of the Company performing such services, Core Equity VIP wishes to pay the Company, quarterly, a recordkeeping fee at the annual rate of 0.15% of the average daily net assets of Core Equity VIP shares held by the Company pursuant to the Agreement;

WHEREAS, the Company wishes to perform Distribution Services in respect to Core Equity VIP, including without limitation, performing marketing and promotional services for Core Equity VIP, subject to the conditions and limitations provided below, and in consideration of the Company performing such services, the Underwriter wishes to make quarterly payments to the Company pursuant to the Master Distribution Plan, a Rule 12b-1 plan in place with respect to Core Equity VIP, as amended from time to time, at the annual rate of 0.25% of the average daily net asset value Core Equity VIP;

WHEREAS, the parties acknowledge that the Company may perform similar services as those described in the Agreement and in the Amendment for the other Funds without charge to such Funds, and agree that in no event shall payments by Core Equity VIP or the Underwriter pursuant to this Amendment compensate the Company for services performed for or provided to any Fund other than Core Equity VIP.  The parties further agree that payment to the Company for services pursuant to the foregoing may be reduced or eliminated by action of the Board of Trustees of Core Equity VIP, effective upon notice to the Company of such action; and

WHEREAS, the parties agree that this Amendment shall amend, supplement and modify the Agreement, as amended but that each existing provision of the Agreement, as amended to date, shall remain in full force and effect, except as amended hereby.

NOW THEREFORE, in consideration of the premises and the agreements contained herein and other consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.      Schedule B to the Agreement is hereby amended by deleting it in its entirety and replacing it with the Schedule B attached to this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Dated as of

VOYA INSURANCE                                            DIRECTED SERVICES, LLC

AND ANNUITY CORPORATION

By:  /s/ Carolyn M. Johnson                                     By:  /s/ Richard E. Gelfand

Name:  Carolyn M. Johnson                                     Name:  Richard e. Gelfand

Title:  President                                                        Title:  CFO

Date:  3.10.16                                                           Date:  3/21/16

DEUTSCHE VARIABLE SERIES I                  DEUTSCHE VARIABLE SERIES II

By:  /s/ Brian Binder                                                 By:  /s/ Brian Binder

Name:  Brian Binder                                                Name:  Brian Binder

Title:  President                                                        Title:  President

Date:  3/23/16                                                           Date:  3/23/16

DEUTSCHE INVESTMENTS VIT FUNDS     DeAWM DISTRIBUTORS, INC.

By:  /s/ Brian Binder                                                 By:  / s/ Signature Illegible

Name:  Brian Binder                                                Name:  Illegible

Title:  President                                                        Title:  MD

Date:  3/23/16                                                           Date:  3/23/16

                                                                                  By: /s/ Nicole Grogan

                                                                                  Name:  s/ Nicole Grogan

                                                                                  Title: Managing Director

                                                                                  Date: 3/22/16

DEUTSCHE INVESTMENT

MANAGEMENT AMERICAS INC.

By:  /s/ Paul Schubert

Name:  Paul Schubert

Title:  MD

Date:  3/22/16

By:  /s/ Brian Binder

Name:  Brian Binder

Title:  MD

Date:  3/23/16

SCHEDULE B

DESIGNATED PORTFOLIOS

AND CLASSES THEREOF

Designated Portfolios

Deutsche Variable Series I

            Deutsche Core Equity VIP                                            B

Deutsche Variable Series II

            Deutsche Alternative Asset Allocation VIP                  B

            Deutsche High Income VIP                                          B

Deutsche Investments VIT Funds

            None

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